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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                         Date of Report: August 3, 2000


                              PLATO LEARNING, INC.
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             (Exact name of Registrant as specified in its charter)


Delaware                                  0-20842                              36-3660532
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(State or other jurisdiction       (Commission File Number)              (I.R.S. Employer
of incorporation)                                                  Identification Number)



1721 Moon Lake Boulevard, Suite 555, Hoffman Estates, IL                            60194
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(Address of principal executive offices)                                       (Zip Code)

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Registrant's telephone number, including area code: (847) 781-7800
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                                 Not Applicable
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                        (Former name or former address if
                           changed since last report)









                        (This document contains 3 pages)



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ITEM 5.      OTHER EVENTS

On July 18, 2000, PLATO Learning, Inc. (the "Company") announced the completion of a $5 million private placement of common stock with an institutional investor. The Company issued 356,125 shares of common stock at $14.04 per share, as determined by the investment agreement. In addition, the agreement requires additional shares to be issued if the market price of the Company's common stock falls below the issue price at various measurement points over the next eleven months. Concurrent with this transaction, the Company issued 53,419 warrants to purchase the Company's common stock at $16.72 per share, subject to adjustment per the agreement. These warrants expire three years from the issue date. All securities issued or to be issued as part of this transaction must be registered with the Securities and Exchange Commission (the "SEC"). The net proceeds received from the common stock issuance were approximately $4.85 million and will be used to supplement working capital and take advantage of marketplace opportunities.

The following documents will be included as exhibits to the Company's Form 10-Q for the quarterly period ending July 31, 2000 which will be filed no later than September 14, 2000 with the SEC:

    -   Common Stock Investment Agreement
    -   Registration Rights Agreement
    -   Common Stock Purchase Warrant






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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, on August 3, 2000.


                              PLATO LEARNING, INC.

                          By  /s/ John Murray
                              ----------------------------------------
                              John Murray
                              President, Chief Operating Officer and
                              Acting Chief Financial Officer












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